Contact: David Reavis         (216) 429-5036
For release Thursday, January 30, 2014
TFS Financial Corporation Remains Optimistic As It Posts Third Consecutive Quarter of Strong Net Income
(Cleveland, OH - January 30, 2014) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months ended December 31, 2013.
The Company reported net income of $16.0 million for the quarter ended December 31, 2013, compared to net income of $11.2 million for the quarter ended December 31, 2012. The increase in net income is largely the result of a lower provision for loan losses, partially offset by lower gains on the sale of loans.
"We are very encouraged by another quarter of strong net income,” said Chairman and CEO Marc A. Stefanski. “This marks the third consecutive quarter that we’ve topped $15 million in net income. And, year over year, we increased our quarterly earnings 44 percent.
“There’s also good news in the housing and economic trends in our major markets. Home sales in Ohio rose nearly 15 percent in 2013, and Florida median home prices have increased for 25 consecutive months. These trends reflect a stronger overall housing market and a steadily improving economy. We expect this good news will continue, and look forward to further growth for our company this year. As I’ve said before, we’re experiencing sunshine and blue skies.”
Net interest income had a slight decline for the quarter ended December 31, 2013, as compared to the quarter ended December 31, 2012. To better manage funding costs, maturing higher rate certificates of deposit were replaced by other lower rate savings products or longer term borrowed funds from the FHLB, as needed. The lower interest expense, impacted by lower interest rates on deposits and a shift to more borrowed funds, was essentially offset by lower interest income due to lower yields on interest-earning assets. Net interest income was $67.8 million for the quarter ended December 31, 2013 compared to $68.4 million for the quarter ended December 31, 2012. The interest rate spread for the quarter ended December 31, 2013 was 2.29% compared to 2.24% in the same quarter last year. The net interest margin was 2.47% for each quarter.
The Company recorded a provision for loan losses of $6.0 million for the three months ended December 31, 2013 compared to $18.0 million for the three months ended December 31, 2012. The Company reported $13.3 million of net loan charge-offs for both the three months ended December 31, 2013 and the three months ended December 31, 2012. The net charge-offs in the current quarter included $5.3 million of loans charged off, due to a practice instituted this quarter, of fully charging off loans that have not been resolved due to prolonged foreclosure proceedings and have remained delinquent greater than 1,500 days. These loans previously were recorded at estimated net realizable value, with the potential for additional loss recognized within the allowance for loan losses. Any future foreclosure proceeds on these loans would result in recoveries of prior charge-offs. This cumulative charge-off also contributed to a decline in the amount of delinquent and non-accrual loans described below. Of the $13.3 million of net charge-offs in the current quarter, $3.3 million occurred in the equity loans and lines of credit portfolio, $7.0 million occurred in the residential, non-Home Today portfolio and $2.8 million occurred in the Home Today portfolio. The Home Today portfolio, which has had minimal new originations since 2009, is an affordable housing program targeted toward low and moderate income home buyers, which totaled $171.4 million at December 31, 2013 and $178.4 million at September 30, 2013. The allowance for loan losses was $85.3 million, or 0.83% of total loans receivable, at December 31, 2013, compared to $92.5 million, or 0.91% of total loans receivable, at September 30, 2013.

Non-accrual loans decreased $7.9 million to $147.9 million, or 1.44% of total loans, at December 31, 2013 from $155.8 million, or 1.53% of total loans, at September 30, 2013. The $7.9 million decrease in non-accrual loans for the quarter ended December 31, 2013 consisted of a $5.7 million decrease in the residential, non-Home Today portfolio; a $1.8 million decrease in the residential, Home Today portfolio; and a $0.4 million decrease in the equity loans and lines of credit portfolio.
Total loan delinquencies decreased $11.6 million to $122.4 million, or 1.19% of total loans receivable, at December 31, 2013 from $134.0 million, or 1.31% of total loans receivable, at September 30, 2013.
Total troubled debt restructurings decreased $6.7 million at December 31, 2013, to $195.0 million from $201.7 million at September 30, 2013. Of the $195.0 million of troubled debt restructurings recorded at December 31, 2013, $107.8 million was in the residential, non-Home Today portfolio, $66.7 million was in the Home Today portfolio and $20.2 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $83.8 million at December 31, 2013 and $84.9 million at September 30, 2013.

Total assets increased by $112.1 million, or 1%, to $11.38 billion at December 31, 2013 from $11.27 billion at September 30, 2013. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities increased $41.0 million, or 5%, to $804.4 million at December 31, 2013 from $763.3 million at September 30, 2013, to maintain liquidity levels.
The combination of loans held for investment, net and mortgage loans held for sale increased $71.2 million, or 1%, to $10.16 billion at December 31, 2013 from $10.09 billion at September 30, 2013. During the quarter ended December 31, 2013, we received approval from Fannie Mae for a portion of our first mortgage loan originations to be eligible for sale to Fannie Mae in either whole loan or mortgage-backed security form. During the current quarter, loan sales of $20.9 million were completed, consisting of $11.1 million of new fixed-rate loans to Fannie Mae under the new eligibility guidelines and $9.8 million of fixed-rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). During the quarter ended December 31, 2012, loan sales of $77.2 million were completed, consisting of $18.9 million of fixed-rate loans that qualified under HARP II and $58.3 million of fixed-rate non-agency whole loans. Net gain on the sale of loans was $0.3 million during the quarter ended December 31, 2013 and $3.0 million during the quarter ended December 31, 2012. Residential non-Home Today mortgage loans, including those held for sale, increased $118.1 million during the quarter ended December 31, 2013, while the equity loans and lines of credit portfolio decreased $51.4 million. First mortgage loan originations were $471.2 million for the quarter ended December 31, 2013, of which 41% were adjustable-rate mortgages and 33% were fixed-rate mortgages with terms of 10 years or less.
Deposits decreased $150.3 million, or 2%, to $8.31 billion at December 31, 2013 from $8.46 billion at September 30, 2013. The decrease in deposits was the result of an $8.3 million increase in our savings accounts, a $17.8 million increase in our checking accounts, and a $176.2 million decrease in our certificates of deposit ("CDs"). To manage our cost of funds, maturing, higher rate CDs were replaced by other lower rate savings products or borrowed funds from the FHLB, as needed. Total deposits include $55 million and $13 million of brokered CDs at December 31, 2013 and September 30, 2013, respectively.
Borrowed funds, all from the FHLB, increased $240.9 million, to $986.0 million at December 31, 2013 from $745.1 million at September 30, 2013. This increase reflects a combination of an additional $130 million of four- to five- year term advances and $124 million of higher overnight advances, offset by other principal repayments, as a combination of loan growth and reduced deposits led to increased cash demands during the period.
Principal, interest and related escrow on loans serviced decreased $15.8 million, or 21%, to $60.0 million at December 31, 2013 from $75.7 million at September 30, 2013. This change primarily reflects the impact of a lower balance in the sold loan portfolio.
Accrued expenses and other liabilities increased $48.8 million, to $89.9 million at December 31, 2013 from $41.1 million at September 30, 2013. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and are in the process of being remitted to various taxing agencies.

Total shareholders' equity decreased $9.0 million to $1.86 billion at December 31, 2013 from $1.87 billion at September 30, 2013. Activity reflects $16.0 million of net income in the current period reduced by $26.1 million of repurchases of outstanding common stock and further impacted by a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. Pursuant to the non-objection of the Federal Reserve, the Company's fourth stock repurchase program was completed during the quarter ended December 31, 2013. A total of 2,156,250 shares were repurchased at an average cost of $12.09 per share. Until the Federal Reserve terminates our existing memorandum of understanding, future buybacks will remain subject to the non-objection of the Federal Reserve. To date, no new stock repurchase programs have been announced.
At December 31, 2013, all capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The tier 1 risk-based capital ratio was 21.89% and the total risk-based capital was 23.11% for the Association. The Association's current capital ratios are lower than its ratios at September 30, 2013 (22.85% tier 1 risk-based capital ratio and 24.10% total risk-based capital ratio), due to an $85 million cash dividend payment that the Association made to the Company, its sole shareholder, on December 27, 2013. Because of its intercompany nature, this dividend payment had no impact on the Company's capital ratios or its consolidated statement of condition. Additionally, the tier 1 risk-based capital ratio was 26.60% and the total risk-based capital was 27.82% for the Company.
The Company will host a conference call to discuss its operating results for the quarter ended December 31, 2013 at 10:00 a.m. (ET) on January 31, 2014. The toll-free dial-in number is 866-952-1906, Conference ID TFSLQ114. A telephone replay will be available beginning at 2:00 p.m. (ET) on January 31, 2014 by dialing 800-723-7372. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning February 3, 2014. The slides for the conference call will be available on the Company's website.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, the Association's mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. The Association, which lends in 14 states, is dedicated to serving consumers with competitive rates and outstanding service. The Association, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of December 31, 2013, Association assets totaled $11.3 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will continue to impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the continuing impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2013	September 30, 2013
ASSETS
Cash and due from banks	$30,843	$34,694
Other interest-earning cash equivalents	286,067	251,302
Cash and cash equivalents	316,910	285,996
Investment securities:
Available for sale (amortized cost $493,802 and $480,664, respectively)	487,519	477,376
Mortgage loans held for sale, at lower of cost or market ($1,497 and $3,369 measured at fair value, respectively)	1,497	4,179
Loans held for investment, net:
Mortgage loans	10,250,656	10,185,674
Other loans	3,980	4,100
Deferred loan fees, net	(11,454)	(13,171)
Allowance for loan losses	(85,282)	(92,537)
Loans, net	10,157,900	10,084,066
Mortgage loan servicing assets, net	13,391	14,074
Federal Home Loan Bank stock, at cost	36,899	35,620
Real estate owned	21,853	22,666
Premises, equipment, and software, net	58,198	58,517
Accrued interest receivable	31,331	31,489
Bank owned life insurance contracts	185,326	183,724
Other assets	70,623	71,639
TOTAL ASSETS	$11,381,447	$11,269,346
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,314,232	$8,464,499
Borrowed funds	986,022	745,117
Borrowers’ advances for insurance and taxes	68,882	71,388
Principal, interest, and related escrow owed on loans serviced	59,978	75,745
Accrued expenses and other liabilities	89,893	41,120
Total liabilities	9,519,007	9,397,869
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 307,128,353 and 309,230,591 outstanding at December 31, 2013 and September 30, 2013, respectively	3,323	3,323
Paid-in capital	1,697,701	1,696,370
Treasury stock, at cost; 25,190,397 and 23,088,159 shares at December 31, 2013 and September 30, 2013, respectively	(303,596)	(278,215)
Unallocated ESOP shares	(69,334)	(70,418)
Retained earnings—substantially restricted	544,849	529,021
Accumulated other comprehensive loss	(10,503)	(8,604)
Total shareholders’ equity	1,862,440	1,871,477
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,381,447	$11,269,346

sTFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2013	2012
INTEREST INCOME:
Loans, including fees	$90,401	$98,689
Investment securities available for sale	2,100	1,113
Other interest and dividend earning assets	518	586
Total interest and dividend income	93,019	100,388
INTEREST EXPENSE:
Deposits	23,262	31,135
Borrowed funds	1,962	837
Total interest expense	25,224	31,972
NET INTEREST INCOME	67,795	68,416
PROVISION FOR LOAN LOSSES	6,000	18,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	61,795	50,416
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,289	2,303
Net gain on the sale of loans	339	3,022
Increase in and death benefits from bank owned life insurance contracts	1,613	1,605
Other	837	1,317
Total non-interest income	5,078	8,247
NON-INTEREST EXPENSE:
Salaries and employee benefits	22,082	20,603
Marketing services	3,253	3,125
Office property, equipment and software	4,989	5,021
Federal insurance premium and assessments	2,547	3,714
State franchise tax	1,687	1,663
Real estate owned expense, net	1,945	1,165
Other operating expenses	6,356	7,243
Total non-interest expense	42,859	42,534
INCOME BEFORE INCOME TAXES	24,014	16,129
INCOME TAX EXPENSE	7,990	4,976
NET INCOME	$16,024	$11,153

Earnings per share—basic and diluted	$0.05	$0.04
Weighted average shares outstanding
Basic	300,634,212	301,576,327
Diluted	301,868,676	302,244,741

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
	Average Balance	Interest Income/ Expense		Yield/ Cost	Average Balance	Interest Income/ Expense		Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$236,681	$159		0.27%	$231,792	$161		0.28%
Investment securities	7,181	8		0.45%	9,701	9		0.37%
Mortgage-backed securities	473,791	2,092		1.77%	427,186	1,104		1.03%
Loans	10,222,086	90,401		3.54%	10,388,657	98,689		3.80%
Federal Home Loan Bank stock	35,680	359		4.02%	35,620	425		4.77%
Total interest-earning assets	10,975,419	93,019		3.39%	11,092,956	100,388		3.62%
Noninterest-earning assets	297,358				283,771
Total assets	$11,272,777				$11,376,727
Interest-bearing liabilities:
NOW accounts	$1,025,147	$365		0.14%	$1,009,467	$705		0.28%
Savings accounts	1,813,501	950		0.21%	1,793,360	1,682		0.38%
Certificates of deposit	5,526,519	21,947		1.59%	6,056,119	28,748		1.90%
Borrowed funds	817,687	1,962		0.96%	417,743	837		0.80%
Total interest-bearing liabilities	9,182,854	25,224		1.10%	9,276,689	31,972		1.38%
Noninterest-bearing liabilities	221,956				287,183
Total liabilities	9,404,810				9,563,872
Shareholders’ equity	1,867,967				1,812,855
Total liabilities and stockholders’ equity	$11,272,777				$11,376,727
Net interest income		$67,795				$68,416
Interest rate spread (2)				2.29%				2.24%
Net interest-earning assets (3)	$1,792,565				$1,816,267
Net interest margin (4)		2.47%	(1)			2.47%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.52%				119.58%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.